Exhibit 99(a)(2)

Certificate of Amendment to the
Certificate of Trust Of

Pomona Private Equity Fund

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of Pomona Private Equity Fund is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) and sets forth the following:

FIRST: The name of the Statutory Trust is: Pomona Private Equity Fund

SECOND: The Certificate of Trust is hereby amended by deleting Article 1 thereof in its entirety and inserting the following in lieu thereof:

“FIRST: The name of the Statutory Trust is Pomona Investment Fund (the “Trust”).”

THIRD: The Certificate of Amendment to the Certificate of Trust shall be effective upon acceptance by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have duly executed this Certificate of Amendment as of the 13th day of February, 2015.

/s/ Anthony Bowe

Anthony Bowe, as Trustee and not individually

/s/ Richard D’Amore

Richard D’Amore, as Trustee and not individually

/s/ Edwin Goodman

Edwin Goodman, as Trustee and not individually

/s/ Michael D. Granoff

Michael D. Granoff, as Trustee and not individually

/s/ Michael Roland

Michael Roland, as Trustee and not individually

Pomona Investment Fund

780 Third Avenue, 46th Floor

New York, New York 10017